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                    RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS OF
                            THE FORMER NORWEST CORPORATION

                   (AS AMENDED AND RESTATED AS OF NOVEMBER 2, 1998)


1.   PURPOSE:

     The purpose of the Retirement Plan for Non-Employee Directors of the former Norwest Corporation (the "Plan") is to provide unfunded retirement benefits for certain non-employee members of the Board of Directors of the former Norwest Corporation (the "Corporation") in consideration for personal services rendered in their capacity as members of the Board of Directors (the "Board") of the Corporation through November 2, 1998. The Corporation changed its name to "Wells Fargo & Company" (the "Company") effective November 2, 1998.

2.   EFFECTIVE DATE:

     The effective date of the Plan shall be January 1, 1988, as amended and restated as of November 2, l998.

3.   ADMINISTRATION:

     The Plan shall be administered by the Company's Vice President-Compensation and Benefits (the "Administrator"), who shall have the authority to adopt rules for carrying out the Plan and to interpret and implement the provisions of the Plan and whose determinations shall be conclusive and binding on all participants.

4.   ELIGIBILITY:

     Any person who served as a member of the Board who was not an officer or employee of the Corporation or of a subsidiary of the Corporation ("Non-Employee Director") shall be eligible to participate in the Plan. Any Non-Employee Director shall be a Plan participant as of the later of the date on which he or she has completed five full years of service as a Non-Employee Director of the Board or January 1, 1988; provided, however, that any Non-Employee Director who remained a Non-Employee Director of the Company on and after November 2, 1998 (a "Continuing Director") shall be eligible to participate in the Plan without regard to the length of their service on the Board. The years of service need not be consecutive for purposes of becoming a Plan participant. Prior years of service as a Non-

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Employee Director of a subsidiary of the Corporation will be included in the calculation of years of service for the determination of status as a Plan participant only. In calculating length of service on the Board for purposes of determining whether a Non-Employee Director qualifies as a Plan participant, only full years of service will be included for those who are not Continuing Directors.

5.   RETIREMENT BENEFIT:

     Each Plan participant will be entitled to receive a cash retirement benefit equal in amount to the product of (i) the annual retainer rate paid in cash for Non-Employee Directors in effect at the time of the participant's last day of service as a Non-Employee Director of the Corporation or the Company, as the case may be (the "Final Retainer"), and (ii) the length of service on the Board of the Corporation, up to a maximum of 10 years, by the Non-Employee Director. For Non-Employee Directors who are not Continuing Directors, only full years of service will be included; for Continuing Directors, the length of service will be the number of months served on the Board of the Corporation (rounded up to the next full month) divided by 12.
A participant's retirement benefit will be paid in annual installments equal in number (as to a participant the participant's "Benefit Duration") to the greater of (A) the number of whole years (or whole and partial years in the case of a Continuing Director) up to a maximum of ten years that the participant served as a Non-Employee Director on the Board of the Corporation through November 2, l998, or (B) such other whole number as the participant may irrevocably elect pursuant to a benefit payment election form (a copy of which is attached hereto as Exhibit A) filed with the Administrator prior to the date the Non-Employee Director becomes entitled to receive benefits under the Plan, provided that in no event may a participant's Benefit Duration exceed 10 years. For Non-Employee Directors whose Benefit Duration is a whole number of years, the amount of each annual installment will equal the participant's total retirement benefit payable under this paragraph divided by such participant's Benefit Duration. A Continuing Director whose Benefit Duration is measured in other than whole years will receive, first, annual installments equal in amount to the Final Retainer for the number of whole years of such Continuing Director's actual service on the Board and, after all such annual installments have been paid, a final installment consisting of the pro rata portion of the Final Retainer corresponding to the partial year of his or her actual service. Payment of a participant's retirement benefit will

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commence on February 28 of the year immediately following the year in which the participant retires from service on the Board or such subsequent year as the participant may irrevocably elect pursuant to a benefit payment election form filed with the Administrator prior to the date the Non-Employee Director becomes a Plan participant. For purposes of calculating the retirement benefit to which a participant is entitled under this paragraph, years of service as a Non-Employee Director of a subsidiary of the Corporation will not be counted. Except as specifically provided in paragraph 7 below with respect to deferred benefits, no interest shall accrue on any benefits payable hereunder to Plan participants.

6.   DEATH BENEFITS:

     If a Plan participant dies while serving as a Non-Employee Director, the benefit to which the Director is then entitled pursuant to paragraph 5 of this Plan shall be paid in annual installments commencing on February 28 of the year immediately following the year during which the participant dies to the beneficiary designated by the Non-Employee Director pursuant to the Plan beneficiary designation form (a copy of which is attached as Exhibit B) or, in the absence of a valid designation or if the designated beneficiary does not survive the participant, to such participant's estate. If a Plan participant dies after completing his or her service as a Non-Employee Director but before he or she has received all of the retirement benefits to which he or she is entitled under the terms of this Plan, the remaining benefits (as determined by paragraph 5) shall be paid in annual installments to the beneficiary designated by the Non-Employee Director pursuant to the Plan beneficiary designation form or, in the absence of a valid designation or if the designated beneficiary does not survive the participant, to such participant's estate. The Corporation may, in its discretion, pay to the beneficiary or the participant's estate the present value of the entire remaining benefit (as determined by the Administrator) to which the Non-Employee Director is entitled, in one lump sum payment. If any beneficiary dies after becoming entitled to receive payments hereunder, the remaining payments shall be made to such beneficiary's estate.

7.   INTEREST ON DEFERRED BENEFITS:

     If a Plan participant files an election to defer the receipt of benefits, in accordance with paragraph 5, all deferred benefits shall bear interest from the date on which the

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participant, in absence of the deferral, would have received benefits under this Plan until such benefits are paid at a rate per annum equal to the interest equivalent of the secondary market yield for three-month United States Treasury Bills as reported for the preceding month in FEDERAL RESERVE STATISTICAL RELEASE H.15(519), which shall be credited to the amount of benefit due a participant as of the last day of each month. The amount of each benefit payment will be equal to the total amount of all benefit payments remaining to be paid together with all interest accrued thereon divided by the number of benefit payments to be made, including the current payment.

8.   BENEFITS NOT FUNDED:

     All benefits under this Plan shall be unsecured obligations of the Corporation, and each participant's right thereto shall be as an unsecured creditor of the Corporation.

9.   CHANGE OF CONTROL:

     Pursuant to a benefit payment election form filed with the Administrator prior to the date the Non-Employee Director becomes a Plan participant, a participant may irrevocably elect to have all amounts payable to the participant pursuant to this Plan, including all amounts deferred pursuant to a benefit election form filed with the Plan Administrator, become payable immediately in cash if (i) a third person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company or (ii) individuals who constitute the Board of Directors of the Company as of November 24, 1987 (the "Incumbent Board"), cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to said date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board.

10.  NO GUARANTEE OF SERVICE:

     Participation in this Plan does not constitute a guarantee or contract of service as a Non-Employee Director.

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11.  BENEFICIARY DESIGNATION AND NON-ASSIGNABILITY:

     No right to receive payments hereunder shall be transferable or assignable by a Plan participant, except as provided in paragraph 6 of this Plan.

12.  AMENDMENT AND TERMINATION:

     This Plan may at any time or from time to time be amended, suspended or terminated by action of the Board. However, no such action shall deprive any Plan Participant of any benefits to which he or she is entitled under paragraph 5 as of the day of amendment, suspension, or termination of the Plan, as the case may be.

13.  FORFEITURE OF BENEFITS:

     Unless an exception to this paragraph is requested by a Plan participant and approved by the Board Affairs Committee of the Board, a Plan Participant who, after ceasing to be a Non-Employee Director of the Corporation, becomes a "management official" of a competing "depository organization" shall immediately forfeit all future benefits under the Plan to which such participant is entitled. The terms "management official" and "depositary organization" shall have the meanings set forth in the Depository Institution Management Interlocks Act (the "Act") and Federal Reserve Regulation L ("Regulation L"). A depository organization shall be deemed to be a competing depository organization if the Plan participant would be prohibited by the Act and Regulation L from serving as a Non-Employee Director of the Corporation and as a management official of such depository organization at the same time.

14.  ONE-TIME CONVERSION OPTION:

     In lieu of all benefits otherwise payable under this Plan, any Non-Employee Director of the Corporation who was a Plan participant on November 2, 1998, may elect to receive an amount ("Retirement Conversion Amount") under the Wells Fargo & Company 1999 Deferral Plan for Directors equal to the sum of all benefits the Plan participant would have been otherwise entitled to receive under the Plan if the Plan participant's service on the Board had ended on November 2, 1998. Any such election must be made in writing on a form provided by the Company for that purpose and shall be irrevocable. Any such election will not be effective unless it is received by the Corporate Secretary of

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the Company on or before June 30, 1999, and prior to termination of the participant's service as a Non-Employee Director of the Company. Retirement Conversion Amounts under the Wells Fargo & Company l999 Deferral Plan for Directors in fulfillment of a participant's election hereunder shall be effective as of July l, l999. Retirement Conversion Amounts will be credited in accordance with the terms of the Wells Fargo & Company 1999 Deferral Plan for Directors. After a Retirement Conversion Amount is credited under the Wells Fargo & Company l999 Deferral Plan for Directors in fulfillment of a Plan participant's election hereunder, neither the Plan participant nor his or her beneficiaries shall have any further right to any benefit under this Plan whatsoever.


11/17/87
7/24/90
2/26/96
1/28/97
11/2/98

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